Exhibit 10.7

FRANKLIN RESOURCES, INC.
AMENDED AND RESTATED ANNUAL INCENTIVE COMPENSATION PLAN
(amended and restated October 20, 2014)
(amended and restated October 22, 2012)
(amended and restated March 16, 2010)
(amended and restated December 13, 2006)
(amended and restated December 16, 2005)
(amended and restated September 22, 2005)
(amended and restated December 16, 2004)
(amended and restated December 11, 2003)

I.	PURPOSE

Franklin Resources, Inc. has established this Amended and Restated Annual Incentive Compensation Plan to reward employees for contributions to the Company (as hereinafter defined) by providing them an opportunity to share in the organization’s annual performance results. Through these incentives, the Company intends to attract, retain, and motivate eligible employees to achieve the highest levels of performance results in the financial services business.

II.	DEFINITIONS

When used in this plan document, the following words and phrases shall have the following meanings:
2.1“Award Pool” means the total dollars available for funding Incentive Awards under the Plan for an applicable Plan Year.

2.2“Bonus Opportunity” means a potential bonus target for a Participant.

2.3“Committee” means the Compensation Committee of the Board of Directors of Franklin Resources, Inc., and/or another committee of the Board of Directors to the extent of such other committee’s authority granted by the Board.

2.4“Company” means Franklin Resources, Inc., a Delaware corporation, and its direct and indirect subsidiaries.

2.5“Compensation Committee” means the Compensation Committee of the Franklin Resources, Inc. Board of Directors.

2.6“Equity Award” means a grant of Stock, Options, SARs, Stock Unit Awards, Restricted Stock Awards or Restricted Stock Unit Awards under the 2002 Universal Stock Incentive Plan or successor equity compensation plan, or Mutual Fund Unit Awards.

2.7 “Incentive Award” means the actual current value of an award to a Participant, regardless of the form of the award, determined by a Committee or Management during or following the end of the Plan Year, as applicable.

2.8“Management” means the executive officers of the Company.

2.9“Mutual Fund Unit Award” means the grant of a right to receive shares in mutual funds sponsored by the Company upon the vesting of the units in recognition of and as a reward for the past efforts and contributions of the Participant on behalf of the Company, with such right to receive shares in such mutual funds subject to a risk of forfeiture or other restrictions that will lapse based on the completion of service or achievement of performance objectives by the Participant, as determined by a Committee.

2.10 “Option” means the grant of a right to purchase Stock at a specified exercise price in recognition of and as a reward for the past efforts and contributions of the Participant on behalf of the Company, with the right to purchase such shares of Stock subject to the completion of service or achievement of performance objectives by the Participant, as determined by a Committee.

2.11“Participant” means all employees who have been determined by a Committee or Management to be Participants pursuant to Section 3.1.

2.12“Plan” means the Amended and Restated Annual Incentive Compensation Plan as set forth in this document, as amended from time to time.

2.13“Pre-Bonus Operating Income” (hereafter “PBOI”) means the net operating income of the Company, exclusive of passive income and calculated before non-operating interest, taxes, extraordinary items, and certain special items (such as special compensation payouts on account of a merger) and before the accrual of Incentive Awards under the Plan and awards under the Company’s 2004 Key Executive Incentive Compensation Plan or any successor plan.

2.14“Plan Year” means the 12-month period beginning on the first day of each fiscal year of the Company.

2.15“Restricted Stock Award” means the grant of shares of Stock in recognition of and as a reward for the past efforts and contributions of the Participant on behalf of the Company, with such shares of Stock subject to a risk of forfeiture or other restrictions that will lapse based on the completion of service or achievement of performance objectives by the Participant, as determined by a Committee.

2.16“Restricted Stock Unit Award” means the grant of a right to receive Stock upon the vesting of the units in recognition of and as a reward for the past efforts and contributions of the Participant on behalf of the Company, with such right to receive Stock subject to a risk of forfeiture or other restrictions that will lapse based on the completion of service or achievement of performance objectives by the Participant, as determined by a Committee.

2.17“SAR” means the grant of a right to receive, in cash or Stock (as determined by a Committee), value equal to (or otherwise based on) the excess of (a) the fair market value of a specified number of shares of Stock at the time of exercise over (b) a specified exercise price, in recognition of and as a reward for the past efforts and contributions of the Participant on behalf of the Company, with the right to receive such value in cash or Stock subject to the completion of service or achievement of performance objectives by the Participant, as determined by a Committee.

2.18“Stock” means Franklin Resources, Inc. common stock reserved for issuance under the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan or successor equity compensation plan.

2.19“Stock Unit Award” means the grant of a right to receive Stock in the future.

III.	PARTICIPATION

3.1All individuals who are employees at the beginning of the Plan Year, except employees who participate in commission-based incentive plans or other incentive arrangements determined by a Committee or Management, are eligible to be designated by a Committee or Management as Participants during that Plan Year. Employees hired during a Plan Year may be added to the Plan as Participants in the discretion of a Committee or Management.

3.2A Participant’s Incentive Award will be based upon an evaluation of a Participant’s overall performance, including the successful accomplishment of annual goals and objectives, as well as other performance factors.

IV.	AWARD POOL FUNDING AND INDIVIDUAL AWARDS

4.1For each Plan Year, the Compensation Committee shall determine the amount to be allocated to the Award Pool, not to exceed Twenty Percent (20%) of PBOI.

4.2A Committee or Management may generally determine the amount of Bonus Opportunities under the Plan. The Committee or Management may advise Participants of particular Bonus Opportunities or ranges of Bonus Opportunities at any time during the Plan Year.

4.3The actual amounts allocated to the Award Pool may be determined and/or revised by the Compensation Committee at any time during or after the end of each Plan Year, based upon actual or projected Company performance and PBOI.

4.4Actual Incentive Awards may be determined during or following the end of each Plan Year. The amount of any Incentive Awards determined and paid prior to the end of a Plan Year shall be credited against the Award Pool for such Plan Year so that the net amount remaining in the Award Pool is available for Incentive Awards determined and paid after the end of such Plan Year. Actual Incentive Awards may vary from the Bonus Opportunities depending on the PBOI allocated or projected to be allocated to the Award Pool and a Participant’s individual performance.

4.5To promote the highest levels of individual performance, there is no minimum or maximum which applies to individual Incentive Awards of any Participant. Amounts not allocated as Incentive Awards do not carry over to the next Plan Year, and may be used for distribution as incentive compensation to employees who are not Participants in the Plan.

4.6Notwithstanding a Participant’s individual performance and anything to the contrary in this Plan, Management or a Committee may decrease (even to zero) or increase the Incentive Award payable to a Participant; provided however, that only a Committee may increase or decrease an Incentive Award payable to a member of Management.

V.	PAYMENT OF ANNUAL AWARDS

5.1Incentive Awards may, in a Committee’s discretion, be paid in the following time and manner:

(a)Incentive Awards may be paid in cash or in a combination of cash and Equity Awards subject to restrictions and vesting, if any, determined by a Committee to be appropriate. Incentive Awards paid in Equity Awards granted under the 2002 Universal Stock Incentive Plan or successor equity compensation plan shall also be subject to the limit on the maximum number of shares that may be issued under such plan and any additional limitations on the maximum number of shares that may be awarded to any individual in any fiscal or calendar year under such plan.

(b)Any Equity Awards granted as part of an Incentive Award shall be governed by the terms of the applicable award agreement evidencing such Equity Award grant and, in the case of Equity Awards other than Mutual Fund Units, the 2002 Universal Stock Incentive Plan or any successor plan, and shall not be governed by or subject to the terms of this Plan.

(c)The cash portion of an Incentive Award shall be paid at such time and in such manner as a Committee determines. Participants shall be notified in writing as to the date and time of payment of any deferred portion of the Incentive Award.

(d)Equity Awards awarded as part of an Incentive Award shall be distributed at such time during or after the end of the Plan Year as determined by a Committee. Notwithstanding anything in the Plan to the contrary, Equity Awards and any modifications thereto shall be made by a Committee, and, if applicable, in accordance with the 2002 Universal Stock Incentive Plan or successor equity compensation plan.

(e)Notwithstanding the foregoing, the payment of any Incentive Awards determined by the Company to provide for a “deferral of compensation” (within the meaning of Section 1.409A-1(b) of the Treasury regulations under the Internal Revenue Code of 1986, as amended (the “Code”), and any successor thereto) shall be completed no later than two and one-half (2½) months following the end of the calendar year in which such Incentive Awards are earned.

5.2Application of Code Section 409A.

Notwithstanding any other provision of this Plan to the contrary, the Company, in its sole discretion and without Participant consent, may amend or modify the Plan in any manner to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service, or any successors thereto. The Company shall have the authority to delay the payment of any benefits described under the Plan to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such payments to which a Participant would otherwise be entitled during the six (6) month period immediately following his or her separation from service will be paid on the first business day following the expiration of such six (6) month period.

VI.	PAYMENT IN EVENT OF DEATH, DISABILITY, LEAVE OF ABSENCE OR RETIREMENT

6.1Death of Participant.

A Participant who dies is entitled to a pro-rated Incentive Award based on performance up to the last day worked. Payment shall be made in cash in a single payment during or as soon as practical following the end of the Plan Year in which death occurred. If the Participant dies following the end of a Plan Year but before an Incentive Award for that year has been paid, the Participant’s full Incentive Award shall be paid in cash in a single payment when it would otherwise have been paid. Payment of Incentive Awards on account of death shall be paid to the person designated by the Participant as beneficiary under this Plan. If there is no such designation or the designated beneficiary fails to survive the Participant, payment shall be made to the Participant’s spouse or if there is none, the Participant’s estate. Notwithstanding the foregoing provisions of this Section 6.1 with respect to the payment of Incentive Awards, a Participant’s full Incentive Award, a portion of his full Incentive Award, or no portion thereof may be payable to the persons specified above. Such determination shall be made by Management or by a Committee.
6.2Disability.

A Participant who ceases to be an employee on account of disability, as a result of which the Participant shall be eligible for payments under Company long-term disability insurance policies, shall be entitled to receive a pro-rated Incentive Award based on performance up to the last day worked. Payment shall be made in cash in a single installment during or as soon as practical following the end of the Plan Year in which employment terminated. If the Participant ceases to be an employee on account of disability following the end of a Plan Year but before an Incentive Award for that Plan Year has been paid, the Participant’s full Incentive Award shall be paid in cash in a single payment when it would otherwise have been paid. Notwithstanding the foregoing provisions of this

Section 6.2 with respect to the payment of Incentive Awards, a Participant may receive his full Incentive Award, a portion of his full Incentive Award, or no portion thereof. Such determination shall be made by Management or by a Committee.
6.3Leave of Absence.

A Participant on leave of absence for any portion of the Plan Year may receive his full Incentive Award, a portion of his full Incentive Award, or no portion thereof. Such determination shall be made by Management or by a Committee.
6.4    Retirement.
A Participant who retires during the Plan Year is eligible to receive a pro-rated Incentive Award based on performance to the date of retirement in cash in a single payment during or as soon as practical following the end of the fiscal year in which the Participant retires. A Participant has “retired” for purposes of this Plan if he terminates employment with the Company after reaching age 55 with at least 10 years of service to the Company, including service to any entity that is acquired by the Company, provided that the Company may modify this provision as necessary to comply with applicable requirements or practices of relevant non-U.S. jurisdictions. Notwithstanding the foregoing provisions of this Section 6.4 with respect to the payment of Incentive Awards, a Participant may receive his full Incentive Award, a portion of his full Incentive Award, or no portion thereof. Such determination shall be made by Management or by a Committee.

VII.	PAYMENT IN EVENT OF TERMINATION OF EMPLOYMENT

7.1Involuntary Termination of Employment.

(a)If a Participant’s employment is terminated by the Company as a result of the Company’s dissatisfaction with the job related activities of the Participant or conviction of the Participant of a felony, the Participant shall forfeit any rights to any unpaid Incentive Awards under the Plan. Notwithstanding the foregoing, a Committee, in its sole discretion, may (x) pay the Participant a pro-rated Incentive Award based upon performance during the Plan Year to the date of termination or (y) pay the Participant’s full Incentive Award (or any greater amount).

(b)If a Participant’s employment is terminated for reasons other than those described in Sections 6 and 7.1(a) above, Management or a Committee shall have discretion to pay any or no portion of the Participant’s Incentive Award (or any greater amount) following such termination.

7.2Voluntary Termination of Employment.

If a Participant voluntarily resigns from employment at the Company prior to the payment of an Incentive Award with respect to a Plan Year, no Incentive Award with respect to such Plan Year will be paid. The Participant shall forfeit the right to any Incentive Awards for such Plan Year and any subsequent Plan Year. Notwithstanding the foregoing, a Committee may (a) pay the Participant a pro-rated Incentive Award based upon performance during the Plan Year to the date of termination or (b) pay the Participant’s full Incentive Award (or any greater amount).

VIII.	AMENDMENT OR TERMINATION

8.1Amendment.

The Compensation Committee reserves the right, in its sole discretion to amend this Plan at any time in whole or in part; provided, however, that no amendment shall result in the forfeiture or cancellation of any Participant’s Incentive Award(s) earned as of the end of the fiscal year immediately preceding the date the Compensation Committee adopts the amendment, unless otherwise agreed to by the affected Participant(s).

8.2Termination.

The Compensation Committee may terminate the Plan at any time. Termination shall not result in the forfeiture or cancellation of any Participant’s Incentive Award(s) which have been determined but not yet paid, unless otherwise agreed to by the affected Participant(s).

IX.	ADMINISTRATION

9.1Administration of the Plan.

This Plan has been adopted by the stockholders of Franklin Resources, Inc. and shall be administered by the Compensation Committee.
(a)The Compensation Committee shall meet at such times and places and upon such notice as the chairperson determines in consultation with the other Compensation Committee members. A majority of the Compensation Committee shall constitute a quorum. Any acts by the Compensation Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all the members of the Compensation Committee shall be valid acts of the Compensation Committee.

(b)The Compensation Committee shall have the sole authority, in its absolute discretion, to adopt, amend, and rescind such policies and procedures as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, the policies and procedures, and any instruments evidencing Incentive Awards and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Compensation Committee shall be binding on all Participants.

(c)The Plan is intended to meet the requirements of the rules promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934, as amended, and shall be administered and construed accordingly.

9.2Non-alienation of Benefits.

No benefit under this Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated, or otherwise disposed of, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by a Participant, be in any manner subject to the debts, contracts, liabilities, engagements, or torts of such Participant.
9.3No Limitation of Rights.

Nothing in this Plan shall be construed to limit in any way the Company’s general personnel policies and procedures particularly with respect to the right of the Company to terminate a Participant’s employment at any time for any reason whatsoever with or without cause; nor shall it be evidence of any agreement or understanding, express or implied, that the Company (a) will employ a Participant in any particular position, (b) will ensure participation in any incentive programs, or (c) will grant any awards for such programs.
9.4Applicable Law.

The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, with the exception of Delaware’s conflict of laws provisions.

9.5Mandatory Arbitration.

The Participant and the Company agree to submit all disputes arising under the Plan or the participation by Participant in the Plan exclusively to final and binding arbitration in accordance with the Company’s dispute resolution policies with respect to employment arrangements and compensation plans as in effect from time to time.

X.	FORFEITURE OF INCENTIVE AWARDS

10.1Forfeiture Pursuant to Restatement of Financial Results

(a)Notwithstanding any other provision of this Plan to the contrary, in the event that (i) the Company issues a restatement of financial results to correct a material error; (ii) the Compensation Committee determines, in good faith, that a Participant’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement; and (iii) some or all of an award granted to that Participant prior to such restatement (the “Relevant Award”) and/or shares of Stock or mutual fund shares that were granted and/or other property earned by the Participant prior to such restatement (the “Relevant Property”) would not have been granted and/or earned, as applicable, based upon the restated financial results, the Participant shall immediately return to the Company the Relevant Award and the Relevant Property, including any property received with respect to that Relevant Award or Relevant Property, including any pre-tax income derived from any disposition of it, and shares of Stock, mutual fund shares or other property previously received in settlement of a Relevant Award that would not have been granted and/or earned based upon the restated financial results (the “Repayment Obligation”), and any and all such Relevant Award or Relevant Property (whether or not vested) shall immediately be forfeited. The Company shall be able to enforce the Repayment Obligation by all legal means available, including, without limitation, by withholding such amount from other sums owed by the Company to the Participant.

10.2Forfeiture Pursuant to Fraud or Breach of Securities Law.

(a)Notwithstanding any other provision of this Plan to the contrary, in the event that the Participant:

(i)is convicted by any court for fraud;

(ii)is finally adjudicated by any court or is otherwise finally determined by a Regulatory Agency to be in violation of any Securities Law where the violation related to a period of time during which the Participant was an employee; or

(iii)enters into a settlement agreement with a Regulatory Agency, with or without admission of any liability, in relation to or in connection with an allegation concerning a violation of any Securities Law by the Participant where the violation or alleged violation related to a period of time during which the Participant was an employee, and the terms of the settlement agreement result in (x) the Participant making, or being required to make, payment of any penalty or a payment in lieu of any penalty or redress in respect of such violation, or alleged violation; (y) the publication of any statement of reprimand or censure; or (z) the Participant suffering any other penalty including (without limitation) suspension or termination of his status for the purposes of any Securities Law, each of the Participant’s awards under the Plan if and to the extent that it has not vested shall immediately be forfeited without any payment to the Participant therefor and the Participant will immediately cease to have any further rights over or interest in such award. Notwithstanding the foregoing, the Compensation Committee may determine, in its sole discretion, that only a portion of the Participant’s award specified by the Compensation Committee (or no such portion of the award) shall be forfeited.

For the purposes of Section 10.2, the following words shall have the following meanings:
“Regulatory Agency” shall mean in any jurisdiction any department of government, independent agency, authority appointed by statute or by government in connection with the supervision and or enforcement of any Securities Law including, but not limited to, the U.S. Securities and Exchange Commission;
“Securities Law” shall mean any enactment, law, statute, rule, requirement or regulation in any jurisdiction relating to Securities that is or was applicable to the Company or that is or was applicable to the Participant;
“Securities” shall mean any shares, bonds, derivatives or other financial instruments or financial assets or any interest therein.
10.3Other Repayment/Forfeiture.

Any benefits Participants may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar laws, and implementing rules and regulations, of the European Union (as implemented by its member states and by the European Securities and Markets Authority) and of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to Participant.

* * *
This Plan was originally approved by the stockholders of Franklin Resources, Inc. on January 19, 1994. The stockholders of Franklin Resources, Inc. approved an amendment of the Plan on January 24, 1995. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on December 11, 2003 to (a) provide that up to 20% of PTOI may be allocated to the Award Pool by the Compensation Committee and (b) give broad discretion to the Compensation Committee in determining the amount of Incentive Awards payable to Participants in the Plan, which amendment and restatement was approved by the stockholders of Franklin Resources, Inc. on January 29, 2004. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on December 16, 2004 to provide that Incentive Awards may be paid in Options, SARs, Stock Unit Awards and Restricted Stock Unit Awards, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on September 22, 2005 principally to (a) provide that the allocation of actual amounts to the Award Pool, Associates’ Pool(s) and/or Principals’ Pool(s) for a Plan Year and the determination and payment of actual Incentive Awards for a Plan Year may be made in advance of the completion of such Plan Year and (b) make various conforming and other technical changes to the Plan, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on December 16, 2005 principally to change the governing law of the Plan to Delaware, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on December 13, 2006 principally to make clarifying and technical changes to the Plan, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on March 16, 2010 principally to (a) make clarifying and technical changes to the Plan, including to extend certain administrative authority to appropriate officers and members of management personnel in addition to the Compensation Committee, as well as (b) include a clawback provision providing for the forfeiture of Incentive Awards by a Participant in the context of certain material financial restatements resulting from such Participant’s misconduct, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc. The Board of Directors of Franklin

Resources, Inc. approved an amendment and restatement of the Plan on October 22, 2012 to permit additional committees established by the Board to act under the Plan to the extent of the authority granted to any such committee, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on October 20, 2014 to amend the clawback provision to also provide for the forfeiture of Incentive Awards by a Participant in the case of certain circumstances involving fraud or breach of securities laws by the Participant, any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and, similar laws, and implementing rules and regulations, of the European Union (as implemented by its member states and by the European Securities and Markets Authority) and of any other jurisdiction, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc.
FRANKLIN RESOURCES, INC.